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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Borsting, Jack R. (Last) (First) (Middle)		Whitman Education Group, Inc. "WIX"

	PO Box 209 (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			04/28/2003 - 04/29/2003

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Palm Desert, CA 92261 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form Filed by One Reporting Person
			☐	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	Common Stock, no par value		04-28-2003				M			10,000	A	$3.1875

	Common Stock, no par value		04-28-2003				S			10,000	D	$14.2400

	Common Stock, no par value		04-28-2003				M			7,500	A	$8.6250

	Common Stock, no par value		04-28-2003				S			7,500	D	$14.2501

	Common Stock, no par value		04-28-2003				M			7,500	A	$5.7500

	Common Stock, no par value		04-28-2003				S			7,500	D	$14.2501

	Common Stock, no par value		04-28-2003				M			2,500	A	$5.7500

	Common Stock, no par value		04-28-2003				S			2,500	D	$14.2500

	Common Stock, no par value		04-29-2003				M			7,500	A	$4.9375

	Common Stock, no par value		04-29-2003				S			7,500	D	$14.2600

	Common Stock, no par value		04-29-2003				M			2,500	A	$4.9375

	Common Stock, no par value		04-29-2003				S			2,500	A	$14.2600		6,600		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Stock Option, (Right to Buy)		$3.1875		04-28-2003				M				10,000

	Stock Option, (Right to Buy)		$8.6250		04-28-2003				M				7,500

	Stock Option, (Right to Buy)		$5.7500		04-28-2003				M				7,500

	Stock Option, (Right to Buy)		$5.7500		04-28-2003				M				2,500

	Stock Option, (Right to Buy)		$4.9375		04-29-2003				M				7,500

	Stock Option, (Right to Buy)		$4.9375		04-29-2003				M				2,500

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	11-09-1995	11-09-2005		Common Stock, no par value	10,000				0		D

	10-14-1996	10-14-2006		Common Stock, no par value	7,500				0		D

	10-20-1997	10-20-2007		Common Stock, no par value	7,500				0		D

	10-20-1997	10-20-2007		Common Stock, no par value	2,500				0		D

	08-28-1998	08-28-2008		Common Stock, no par value	7,500				0		D

	08-28-1998	08-28-2008		Common Stock, no par value	2,500				0		D

Explanation of Responses:

/s/ Jack R. Borsting	04-30-2003
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.